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                                                                   EXHIBIT 10.34

                               AQUA AMERICA, INC.
                           2005 DIRECTOR DEFERRAL PLAN

        In recognition of the services provided by non-employee directors, Aqua America, Inc. wishes to make a vehicle available to them that will facilitate the provision of additional retirement benefits to those individuals under the terms and conditions hereinafter set forth. This Plan is intended to replace the Philadelphia Suburban Corporation Director Deferral Plan (the "Prior Deferral Plan") and no further deferrals will be credited under the Prior Deferral Plan after the effective date of this Plan. The Prior Deferral Plan shall remain in effect with respect to deferrals made prior to January 1, 2005.

                                    ARTICLE 1
                                   DEFINITIONS

        1.1     "Account" means a bookkeeping account established pursuant to
Section 3.1 which reflects the amount standing to the credit of the Participant under the Plan.

        1.2 "Affiliated Company" means any affiliate or subsidiary of the Company.

        1.3 "Beneficiary" means the person(s) designated by a Participant to receive any benefits payable under this Plan subsequent to the Participant's death. The Committee shall provide a form for this purpose. In the event a Participant has not filed a Beneficiary designation with the Company, the Beneficiary shall be the Participant's estate.

        1.4 "Board" means the Board of Directors of the Company or the board of directors of an Employer.

        1.5 "Committee" means the Compensation Committee of the Board which shall act for the Company in making decisions and performing specified duties with respect to the Plan.

        1.6     "Company" means Aqua America, Inc. and its successors.

        1.7 "Director" means each individual who serves as a non-employee member of the Board.

        1.8 "Director's Fees" means the annual amount of retainer paid by the Company to a Director for any calendar year including meeting fees, committee fees and fees for committee chairs.

        1.9     "Effective Date" means January 1, 2005.

        1.10 "Employer" means the Company and/or any Participating Employer, either collectively or individually, as the context requires.

        1.11    "Participant" means any Director.

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        1.12    "Participating Employer" means any Affiliated Company which is designated by the Board as a Participating Employer under the Plan and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliated Company. A Participating Employer may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan and amendments thereto shall apply to each Director of the Participating Employer. In the event the designation as a Participating Employer is revoked by the board of directors of an Affiliated Company, the Plan shall be deemed terminated only with respect to such Participating Employer.

        1.13 "Plan" means the Aqua America, Inc. 2005 Director Deferral Plan as the same is set forth herein, and as it may be amended from time to time.

        1.14    "Plan Year" means the calendar year.

        1.15 "Termination from Service" means the Director's resignation or other termination from service as a member of the Board for any reason. Except as otherwise provided herein, a Termination from Service shall be deemed to have occurred on the last day of the Director's service as a member of the Board.

                                    ARTICLE 2
                                   ELIGIBILITY

        2.1 Each Director shall be eligible to participate in the Plan on the first day of the calendar quarter following election as a Director. Participants in the Prior Deferral Plan who are Directors shall be eligible to participate in the Plan as of the Effective Date.

                                    ARTICLE 3
                                    BENEFITS

        3.1 The Employer shall create and maintain on its books an Account for each Participant to which it shall credit amounts contributed to the Plan pursuant to this Article 3. The Employer shall also credit each Participant's Account with deemed earnings for each Plan Year in accordance with the provisions of Article 8 hereof.

        3.2 Prior to the commencement of any Plan Year, a Participant may elect to have the Employer credit to the Participant's Account an amount equal to any whole percentage or dollar amount (or shares of stock of the Employer ("Shares") to the extent that the Director's Fees would otherwise be paid in Shares) of the Participant's Director's Fees if any, to be earned for such Plan Year. If an election is made to have a contribution credited to the Participant's Account for a Plan Year, the credit shall be made at the time that such amount would otherwise have been paid (or Shares distributed) and shall reduce the Participant's Director's Fees with respect to that Plan Year by a corresponding amount. The Committee may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Committee to the Participants prior to the commencement of a Plan Year. In addition, at the time of his or her deferral election for

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each Plan Year, a Participant shall elect the form of payment, as described in
Section 4.1 below, with respect to deferred Director's Fees for the upcoming Plan Year.

        3.3 Any elections under this Article shall be made in writing on such form as the Committee shall specify. Any election by a Director pursuant to this Section 3.3 shall be irrevocable and may not be modified in any respect.

                                    ARTICLE 4
                          DISTRIBUTIONS TO PARTICIPANTS

        4.1 A Participant's benefit under the Plan shall be distributed in one lump sum (including Shares to the extent the Director elected to defer the receipt of such Shares pursuant to Section 3.2), or, if the value of the Participant's Account is at least $25,000, in 12 annual installments (with the balance to be distributed, including Shares, if applicable, continuing to be credited with deemed earnings for each subsequent Plan Year in accordance with the provisions of Article 8 hereof) equal to 1\12, 1\11, 1\10\, 1\9, 1\8, 1\7, 1\6, 1\5, 1\4, 1\3, 1\2, and 1\1 of the balance then credited to the Participant's Account, and shall be paid, or commence, as soon as practicable following the completion of the valuation of the Participant's Account for the last day of the month in which the Participant has a Termination from Service as previously elected by the Participant. Notwithstanding anything herein to the contrary in the event that such a Participant fails to make an election, distribution shall be in the form of one lump sum payment, including Shares, paid as soon as practicable after the first day of the year following the date the Participant has a Termination from Service. Interest credited in accordance with Article 8 during the period in which periodic installments are paid pursuant to this Section 4.1 shall be distributed currently.

        4.2 In the event that a Participant incurs a "significant financial hardship" while a Participant, as determined by the Committee, the Participant may apply, in writing, for a withdrawal of all or a portion of the balance credited to the Participant's Account (including Shares, if elected by the Participant) in the form of a lump sum. All determinations by the Committee regarding the existence of a financial hardship shall be made in accordance with the Section 409A of the Internal Revenue Code of 1986, as amended. The Committee shall determine whether to permit a such a withdrawal and, based upon the Participant's application, the amount necessary to satisfy that hardship, which shall be distributed in a single sum (including any Shares, as elected by the Director) as soon as practicable after the Committee's determination. Such a request shall be approved, however, only upon a finding that the Participant has suffered a severe financial hardship which has resulted from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control, and then only in an amount necessary to eliminate such hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

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        4.3     The Committee may establish rules allowing Participants to make a "second election" to postpone payment of his or her Account, in accordance with section 409A of the Code and the regulations thereunder. In that event, (i) the subsequent election may not take effect unless the Participant is still providing service to an Employer for at least 12 months after the date on which the election is made and (ii) except with respect to an election related to payment upon death, disability or a severe financial hardship, the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made.

                                    ARTICLE 5
                                  DEATH BENEFIT

        5.1 In the event of the death of a Participant prior to the payment of the full benefit due pursuant to Article 4, the Participant's Beneficiary shall receive a lump sum distribution equal to the balance of the Participant's Account on the date of death; provided, however, in the event of the death of a Participant who was a Director, after payment of annual installments has commenced pursuant to Section 4.1 hereof, the Participant's Beneficiary will continue to receive the remaining annual installment payments due following the Participant's death. The lump sum benefit payment to the Beneficiary will be made as soon as practicable following the completion of the valuation of the deceased Participant's Account.

                                    ARTICLE 6
                                     VESTING

        6.1     The balance credited to a Participant's Account attributable to
Section 3.2 shall be fully vested at all times.

                                    ARTICLE 7
                                     FUNDING

        7.1 The Board may, but shall not be required to, authorize the establishment of a trust by the Employer to serve as the funding vehicle for the benefits described in Article 3 hereof. In any event, the Employer's obligation hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to any specific assets of the Employer. In addition, it is the intention of the Employer that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

                                    ARTICLE 8
                                   INVESTMENTS

        8.1 The balance credited to a Participant's Account (other than Shares) shall be deemed to be invested in an interest bearing instrument which shall provide for interest to be credited and compounded monthly at an effective rate equal to 100 basis points in excess of the prime commercial lending rate established by Mellon Bank N.A., or such other bank determined by the Committee to be the Company's primary bank as of the beginning of any Plan Year, as in

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effect on the 15th day of each month (or if such day is a non-business day, on the first business day thereafter) during which there is a positive balance in a Participant's Account. Interest shall be applied to the average balance of each Participant's Account during the prior 30-day period. The Committee may determine to make available for Directors, and announce to those Directors the procedure to elect, other deemed forms of investment for the amounts credited to the Accounts. Such other forms of investment shall be set forth in Exhibit A attached to this Plan. A Director's Account, to the extent credited with any Shares, shall be deemed to earn any dividends paid with respect to such Shares and the accumulated dividends, as and when sufficient in amount, shall be deemed invested in additional whole Shares.

                                    ARTICLE 9
                                 ADMINISTRATION

        9.1 The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Employer, the Board, all Employees, all beneficiaries of Employees and all persons and entities having an interest therein.

        9.2 Members of the Committee shall serve without compensation for their services unless otherwise determined by the Board. All expenses of administering the Plan shall be paid by the Employer.

        9.3 The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

        9.4 Any decisions, actions or interpretations to be made under the Plan by the Company, the Employer or the Committee (other than in the administration of the Plan) shall be made in its sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

                                   ARTICLE 10
                                    AMENDMENT

        10.1 The Plan may be amended by the Committee at any time and from time to time all without prior notice to any person or entity; provided, however, that no such amendment shall have the effect of divesting a Participant of the benefit which the Participant would otherwise receive hereunder at the time the amendment is adopted. Without limiting the foregoing, the Committee may amend the Plan in any manner that it deems appropriate, including amending

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outstanding deferral elections, if necessary or appropriate to comply with changes to applicable law, without the consent of any Participant.

                                   ARTICLE 11
                                   TERMINATION

        11.1 Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Employer. The Committee, acting on behalf of the Employer, shall have the right to terminate the Plan in whole or in part at any time all without prior notice to any person or entity; provided, however, that such termination shall not have the effect of divesting a Participant of the benefit which the Participant would otherwise receive hereunder at the time of the termination. Without limiting the foregoing, the Committee may terminate the Plan or outstanding deferral elections as it deems appropriate, if necessary or appropriate to comply with changes to applicable law, without the consent of any Participant.

                                   ARTICLE 12
                                  MISCELLANEOUS

        12.1 Nothing contained herein shall be construed as conferring upon a Director the right to continue in such capacity.

        12.2 The rights and obligations created hereunder shall be binding on a Participant's heirs, executors and administrators and on the successors and assigns of the Employer.

        12.3 The provisions of the Plan shall be construed and applied under the laws of the Commonwealth of Pennsylvania.

        12.4 The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void. In addition, a Participant's rights hereunder are not subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's Beneficiary.

        12.5 If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not effect any other provisions hereof and the Plan shall be construed and enforced as if such provisions had not been included.

        12.6 The headings and captions herein are provided for convenience only, and shall not be construed as part of the Plan, and shall not be employed in the construction of the Plan.

        12.7 Any benefit payable to or for the benefit of a payee who is a minor, an incompetent person, or is otherwise incapable of receipting therefore shall be deemed paid when paid to such person's guardian or to the party providing, or a reasonably appearing to provide, the care for such person, and such payment shall fully discharge the Employer, the Committee, the Board and all other parties with respect thereto.

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                                    EXHIBIT A

The following additional deemed investments may be elected by a Director.

        No additional investments as of January 1, 2005.

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